SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Smithfield Foods, Inc.

(Exact Name of Registrant as Specified in its Charter)

Virginia	52-0845861
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

200 Commerce Street Smithfield, Virginia	23430
(Address of Principal Executive Offices)	(Zip Code)

Smithfield Foods, Inc. 401(k) Plan

(Full Title of the Plan)

Michael H. Cole, Esq.

Vice President, Secretary and Deputy General Counsel

Smithfield Foods, Inc.

200 Commerce Street

Smithfield, Virginia 23430

(Name and Address of Agent for Service)

(757) 365-3030

(Telephone Number, Including Area Code, of Agent for Service)

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock, $0.50 par value per share, with associated Rights to Purchase Series A Junior Participating Preferred Shares, $1.00 par value per share (3)	2,000,000 shares(4)	$32.76	$65,520,000	$7,712

(1)	Computed in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee.

(2)	In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Smithfield Foods, Inc. 401(k) Plan (the “Plan”).

(3)	Prior to the occurrence of certain events, the Rights to Purchase Series A Junior Participating Preferred Shares (the “Rights”) will be attached to and trade with the Common Stock. Value attributable to the Rights, if any, will be reflected in the market price of the Common Stock.

(4)	Pursuant to Rule 416(a), this Registration Statement also registers such number of additional securities that may be offered pursuant to the terms of the Plan which provides for a change in the amount or type of securities being offered or issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents of the Registrant and the Plan filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated in this Registration Statement by reference:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended May 2, 2004;

(2)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended August 1, 2004, October 31, 2004 and January 30, 2005;

(3)	The Registrant’s Current Reports on Form 8-K filed on July 30, 2004, September 8, 2004, and November 19, 2004;

(4)	The Plan’s Annual Report on Form 11-K filed on March 18, 2005; and

(5)	The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A/A and the description of the Rights contained in the Registrant’s Registration Statement on Form 8-A, each filed on May 30, 2001 under Section 12(b) of the Securities Exchange Act of 1934, including any amendments to such Registration Statements hereafter filed.

All reports and other documents filed by the Registrant since the end of the fiscal year covered by the Registrant’s document referred to in paragraph (1) above pursuant to Sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Under the Articles of Incorporation (the “Articles”) of the Registrant, the liability of officers and directors to the Registrant is eliminated to the fullest extent permitted by Virginia law. Under Virginia law, the liability of an officer or director cannot be limited or eliminated if the officer or director engages in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

To the fullest extent permitted by Virginia law, the Articles require the Registrant to indemnify any director or officer who is, was or is threatened to be made a party to any proceeding because he or she is or was a director or officer of the Registrant, or because he or she is or was serving the Registrant or any other legal entity in any capacity at the request of the Registrant while a director or officer of the Registrant, against any liability, including reasonable expenses and legal fees, incurred in the proceeding. Under the Articles, “proceeding” is broadly defined to include pending, threatened or completed actions of all types, including actions by or in the right of the Registrant. Similarly, “liability” is defined to include not only judgments, but also settlements, penalties, fines and certain excise taxes. The Articles also provide that the Registrant may, but is not obligated to, indemnify its other employees or agents. The indemnification provisions also require the Registrant to pay reasonable expenses incurred by a director or officer of the Registrant in a proceeding in advance of the final disposition of any such proceeding, provided that the indemnified person undertakes to repay the Registrant if it is ultimately determined that such person was not entitled to indemnification. Virginia law does not permit indemnification against willful misconduct or a knowing violation of the criminal law.

The rights of indemnification provided in the Articles are not exclusive of any other rights which may be available under any insurance or other agreement, by vote of stockholders or disinterested directors or otherwise. In addition, the Articles authorize the Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, whether or not the Registrant would have the power to provide indemnification to such person, to protect any such person against any liability arising from his or her service to the Registrant or any other legal entity at the request of the Registrant.

Item 8.	Exhibits.

See Exhibit Index following signatures.

Item 9.	Undertakings.

(1) The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act ) that is incorporated by reference in the Registration

Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Smithfield, Virginia, on March 17, 2005.

SMITHFIELD FOODS, INC.

By:	/s/ Daniel G. Stevens
Daniel G. Stevens
Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby appoints C. Larry Pope, Michael H. Cole and Daniel G. Stevens, and each of them singly, such person’s true and lawful attorneys, with full power to them and each of them to sign, for such person and in such person’s name and capacity indicated below, any and all amendments and post-effective amendments to this Registration Statement, and generally to do all things in their name in their capacities as officers and directors to enable the Registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

Signature	Title	Date

/s/ Joseph W. Luter, III Joseph W. Luter, III	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	March 17, 2005

/s/ Daniel G. Stevens Daniel G. Stevens	Vice President and Chief Financial Officer (Principal Financial Officer)	March 17, 2005

/s/ Jeffrey A. Deel Jeffrey A. Deel	Corporate Controller (Principal Accounting Officer)	March 17, 2005

/s/ Robert L. Burrus, Jr. Robert L. Burrus, Jr.	Director	March 17, 2005

/s/ Carol T. Crawford Carol T. Crawford	Director	March 17, 2005

/s/ Ray A. Goldberg Ray A. Goldberg	Director	March 17, 2005

/s/ Wendell H. Murphy Wendell H. Murphy	Director	March 17, 2005

/s/ Frank S. Royal, M.D. Frank S. Royal, M.D.	Director	March 17, 2005

/s/ John T. Schwieters John T. Schwieters	Director	March 17, 2005

/s/ Melvin O. Wright Melvin O. Wright	Director	March 17, 2005

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Smithfield, Virginia, on March 17, 2005.

SMITHFIELD FOODS, INC. 401(k) PLAN

By:	SMITHFIELD FOODS, INC. (Sole Trustee)

/s/ Daniel G. Stevens
Daniel G. Stevens
Vice President and Chief Financial Officer of Smithfield Foods, Inc.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Articles of Amendment effective August 29, 2001 to the Amended and Restated Articles of Incorporation, including the Amended and Restated Articles of Incorporation of the Registrant, as amended to date (incorporated by reference to Exhibit 3.1 to the Company’s Amendment No. 1 to Form 10-Q Quarterly Report filed with the Commission on September 12, 2001).

4.2	Amendment to the Bylaws adopted May 30, 2001, including the Bylaws of the Company, as amended to date (incorporated by reference to Exhibit 2 to the Company’s Registration Statement on Form 8-A filed with the Commission on May 30, 2001).

4.3	Form of certificate representing the Registrant’s Common Stock, par value $.50 per share (incorporated by reference to Exhibit 3 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on May 30, 2001).

4.4	Rights Agreement dated as of May 30, 2001, between the Registrant and Computershare Investor Services LLC, Rights Agent (incorporated by reference to Exhibit 4 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on May 30, 2001).

4.5	Form of certificate representing Rights (incorporated by reference to Exhibit 5 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on May 30, 2001).

23	Consent of Independent Registered Public Accounting Firm.

24	Power of Attorney (included herein).

The Registrant has submitted the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made all changes required by the IRS in order to qualify the Plan.